Tix Corporation Acquires NewSpace Entertainment

Studio City, California - March 12, 2008 - TIX CORPORATION (OTCBB: TIXC), an integrated entertainment company, announced today that it has acquired NewSpace Entertainment, Inc. (“NewSpace”) a producer of live entertainment worldwide for $1 million in cash and 571,428 shares of restricted stock. NewSpace promotes a wide range of live entertainment, including Broadway subscription series in several US markets and on-going presenting relationships for theatricals, concerts and lectures across the US and Canada featuring artists from David Sedaris and The Mythbusters to Mamma Mia and Lion King.

NewSpace along with its founding partners John Ballard, Steve Boulay, and Bruce Granath will merge its operations into Tix Productions, a newly formed subsidiary of Tix Corporation and will assume executive positions within the Company. Tix Productions led by Lee Marshall and Joe Marsh as Co-Chief Executive Officers will produce and promote live entertainment throughout the United States and Canada.

Steve Boulay said "There are a tremendous number of great opportunities for a nimble, well-managed organization to thrive in the entertainment sector and we look forward to making our mark there with our new colleagues at Tix."

Mitch Francis, President and CEO of Tix Corporation said, “The acquisition of NewSpace is another milestone in our organization’s expansion into the production and promotion of live entertainment. We believe this new division will yield significant benefits to Tix, not just in terms of increased revenue, but also increased opportunities to enhance our other divisions of ticketing and branded merchandising.”

About NewSpace Entertainment:

NewSpace Entertainment is an independent presenter of live theater and concerts with over 25 years of experience presenting events throughout North America.

NewSpace Entertainment manages a Broadway subscription series in Salt Lake City, Akron, Albuquerque, Boise, Colorado Springs, Eugene, Fresno and Kalamazoo and has presenting experience in more than 50 North American markets from Bangor, Maine to Honolulu, Hawaii, from Vancouver, British Columbia to Melbourne, Florida.

About Tix Corporation:

Tix Corporation through its wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at discounts up to 50% off the face value of the ticket, on the same day of the performance. The Company also offers two additional discount products at its Las Vegas facilities, Tix4Golf and Tix4Dinners. Tix4Golf offers 25% to 50% discounted reservations for golf tee times for many of the golf courses in Las Vegas and Tix4Dinners offers up to 50% off entrees at great Las Vegas restaurants and buffets. The Company's Tix4AnyEvent.com, sells premium tickets to concerts, theater and sporting events throughout the country. Tix Corporation’s Exhibit Merchandising, LLC, is engaged in the business of branded product merchandise development and sales related to museum exhibits, including the King Tutankhamen and Real Pirates tours. Exhibit Merchandising sells themed souvenir posters, memorabilia and collector’s items in specialty stores it operates, set up for the duration of the tours’ presence at a particular museum.

Tix4Tonight now has five prime ticket booth locations, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include: the Hawaiian Marketplace at the South end of the Strip; the Fashion Show Mall in front of Neiman Marcus, directly across the street from the Wynn Resort at the middle of the Strip; at the North Strip, just South of the Riviera Hotel; a downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience; and the newest facility located at the South end of the Strip in the Showcase Mall, behind the giant Coke Bottle, next to the MGM Grand Hotel.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002